EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-160837, 333-147806, 333-139608 and 333-127423 on Form S-8 of our report relating to the consolidated financial statements as of December 31, 2008 and for the years ended December 31, 2007 and 2008 of China Technology Development Group Corporation and subsidiaries (the “Company”) dated June 26, 2009, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2009.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
June 30, 2010